Exhibit 2.6

FIRST AMENDMENT

to

STOCK PURCHASE AGREEMENT

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT dated as of January 8, 2007 to the Stock Purchase Agreement dated as of December 20, 2006 (the “Purchase Agreement”) by and among Critical Homecare Solutions, Inc., a Delaware corporation (“Buyer”), The Deaconess Associations, Inc., an Ohio non-profit corporation (“Seller”), and Deaconess Enterprises, Inc., an Ohio corporation (“Company”). Buyer, Seller and Company are referred to collectively herein as the “Parties.”

WHEREAS, Buyer, Seller and Company have agreed to amend the Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Definitions. Capitalized terms used herein but not defined herein shall have the meanings assigned such terms in the Purchase Agreement.

Section 2. Amendments. The Purchase Agreement is hereby amended as follows:

(a) The following clause (f) is added to the end of the definition of “Seller Plans” in §1 Definitions:

“; and (f) the Infusion Partners, Inc. Supplemental Executive Compensation Plan.”

(b) The following new §6(g) is hereby added to the Purchase Agreement:

“(g) Company Savings Plan. Effective as of the Transfer Date (as defined below), Buyer shall have established a defined contribution plan (the “Buyer Savings Plan”) and related trust under Section 501(a) of the Code (the “Buyer Savings Trust”) to accept a transfer of assets and corresponding liabilities from the Deaconess Savings Plan and the related trust of the Deaconess Savings Plan (the “DAI Savings Trust”), in accordance with this §6(g). As soon as practicable after the Closing, but in no event later than 180 consecutive calendar days after the Closing (the “Transfer Date”), Seller shall direct the trustee of the DAI Savings Trust to transfer to the trustee of the Buyer Savings Trust the account balances in the DAI Savings Plan (the “Transferred Accounts”) of all Employees of Company and its Subsidiaries set forth on Schedule 4(f) (“Company Employees”). Except as specified in the last sentence of this §6(g), such transfer shall be made in cash and/or as freely transferable securities that are reasonably acceptable to Buyer, and as transfers of outstanding participant loans to Company Employees. The transfer described herein shall be subject to the requirements of Section 414(l) of the Code and Section 1.414(l)-1 of Treasury Regulations. In carrying out any transfer in cash, Buyer shall cause the Transferred Accounts to be reinvested in investment options in the Buyer Savings Plan to the extent that such options are substantially the same as the investment options elected by the Company Employees (whether current or former) for such portion of the account balances in the DAI Savings Plan. If, with respect to a specific investment option in the DAI Savings Plan, there is no investment option in the Buyer Savings Plan that is substantially the same, the portion of a Transferred Account that is invested in such investment option shall be transferred to the most conservative investment option in the Buyer Savings Plan until such time as the participant reallocates his or her account investment under the Buyer Savings Plan. All outstanding participant loans to Company Employees (whether current or former) shall be transferred to the Buyer Savings Plan in kind.”

(c) The following new §6(h) is hereby added to the Purchase Agreement:

“(h) Letters of Credit – Workers’ Compensation. Seller acknowledges and agrees that Company has outstanding the two letters of credit set forth on Schedule A hereto (the “LCs”) for the benefit of its workers’ compensation insurance providers for the employees of MCH Services and Company and its Subsidiaries. Seller agrees to maintain the LCs through their respective expiration dates and provide replacement letters of credit or credit support in the amounts and for the periods required by such insurance providers with respect to the workers’ compensation obligations supported by the LCs through the Effective Date. In addition, Seller agrees to pay all costs associated with the workers’ compensation insurance policies supported by such LCs and all costs related to the termination of such policies as of the Closing Date.”

(d) The Parties acknowledge and agree that the Reimbursement Agreement shall not be executed and delivered at Closing and in lieu of such requirement, the Parties agree to add the following §6(i) to the Purchase Agreement:

(e) The following new §6(i) is hereby added to the Purchase Agreement:

“(i) Reimbursement Obligations.

(i) Defined Terms.

“Covered Participants” means (1) individuals who were employed by Company or its Subsidiaries set forth on Schedule 4(f) prior to the Closing Date and who either (A) are actively employed by Company or its Subsidiaries set forth on Schedule 4(f) on or after the Closing Date or (B) become entitled to COBRA Coverage during the Transition Period and (2) covered eligible dependents of the individuals identified in clause (1).

“Seller’s Welfare Plans” means, for purposes of this Section 6(i), the Deaconess Hospital Medical Benefits Plan and the Deaconess Hospital Dental Plan.

“Transition Period” means, with respect to each of Seller’s Welfare Plans, the period of time commencing on the Effective Date and continuing until midnight on January 31, 2007.

(ii) Benefits Coverage Under Seller’s Welfare Plans During the Transition Period. During the Transition Period, Seller shall provide coverage in the Seller’s Welfare Plans to the Covered Participants to the extent that coverage was being provided to such Covered Participant under a given Seller’s Welfare Plan immediately prior to the Closing Date, in accordance with the benefit levels available to similarly-situated employees of Seller in such applicable Seller’s Welfare Plan during the Transition Period.

(iii) Reimbursement for Claims and Expenses Incurred under the Seller’s Welfare Plans During the Transition Period. Company agrees to reimburse Seller for the cost of providing the coverage described in §6(i)(ii), which shall consist of claims incurred during the Transition Period by the Covered Participants under the Seller’s Welfare Plans and the pro rata share of Seller’s reasonable administrative expense and stop-loss insurance premium cost for the Transition Period in connection with such Covered Participants. Company agrees to pay Seller on a monthly basis within five business days after Company receives from Seller an invoice, proof of payment of incurred claims and/or proof of payment of premiums and invoices for premiums and expenses (as appropriate).

(iii) Right to Audit. Company’s prompt reimbursement pursuant to §6(i)(iii) shall not limit Company’s right to subsequently audit the claims reflected in the proof of payment furnished by Seller to Company to ensure that the claims paid were incurred with respect to services provided to the Covered Participants under the Seller’s Welfare Plans with respect to events that occurred during the Transition Period. Any such audit shall commence not more than three months after the end of the Transition Period and shall, unless the parties otherwise agree, be concluded not more than 12 months after the end of the Transition Period.”

(f) The following clause is added to the end of the last sentence of §9(b)(i):

“and (E) any claims by Dana Soper against Buyer, Company or its Subsidiaries related to any matter arising on or prior to the Closing Date.”

Section 3. Supplement to Disclosure Schedules. Seller hereby makes the supplemental disclosures attached hereto as Schedule I that correct, modify and supplement the Disclosure Schedule.

Section 4. Continued Effectiveness. Except as expressly amended hereby, the Purchase Agreement shall continue in full force and effect. Any references to the

“Agreement” in the Purchase Agreement or to the words hereof, hereunder or words of similar affect in the Purchase Agreement shall mean the Purchase Agreement as amended hereby.

Section 5. Governing Law. This First Amendment shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Ohio.

Section 6. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one and the same instrument.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed on the date first written above.

CRITICAL HOMECARE SOLUTIONS, INC.

By:	/s/ Mary Jane Graves
Name:	Mary Jane Graves
Title:	CFO

THE DEACONESS ASSOCIATIONS, INC.

By:	/s/ E. Anthony Woods
Name:	E. Anthony Woods
Title:	Chairman of the Board

DEACONESS ENTERPRISES, INC.

By:	/s/ William Bahl
Name:	William Bahl
Title:	Chairman of the Board

Note: The registrant has omitted the following schedules, exhibits and similar attachments to this agreement pursuant to Item 602(b)(2) of Regulation S-K and agrees to furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.

AMENDED AND RESTATED DISCLOSURE SCHEDULES

Schedule 4(a)	Directors and Officers of the Company and Subsidiaries

Schedule 4(a)(iii)	Approvals

Schedule 4(c)

Schedule 4(f)

Schedule 4(j)	Legal Compliance

Schedule 4(k)(iii)	Tax Matters

Schedule 4(k)(vi)	Tax Basis

Schedule 4(l)(i)	Owned Real Property

Schedule 4(l)(ii)	Lease of Real Property

Schedule 4(m)(ii)	Intellectual Property

Schedule 4(m)(iii)	Intellectual Property used under License/Agreement

Schedule 4(m)(v)	Unavailable Intellectual Property

Schedule 4(m)(viii)	IP Development Contracts/Agreements

Schedule 4(n)	Contracts

Schedule 4(p)	Litigation

Schedule 4(q)	Employees

Schedule 4(r)	Employee Benefit Plans

Schedule 4(s)(v)	Accreditations

Schedule 4(s)(vi)	Reimbursement Approvals

Schedule 4(s)(vii)	Surveys, Audits and Investigations

Schedule 4(t)

Schedule 4(u)(1)	Permits

Schedule 4(u)

Schedule 4(v)	Business Relationships with the Company

Schedule 4(w)(1)	Insurance Policies

Schedule 4(w)(2)	Insurance Claims

Schedule 4(bb)	Previously Owned Subsidiaries